Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Presstek, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-80466, 33-61215, 33-39337, 333-76905, 333-97897 and 333-122230) on Form S-8 of Presstek, Inc. of our reports dated April 30, 2008, with respect to the consolidated balance sheet of Presstek, Inc. and subsidiaries as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years ended December 29, 2007 and December 30, 2006, and the related consolidated financial statement schedule II and the effectiveness of internal control over financial reporting as of December 29, 2007, which reports appear in the December 29, 2007 annual report on Form 10-K of Presstek, Inc.

Our report dated April 30, 2008, on the effectiveness of internal control over financial reporting as of December 29, 2007, expresses our opinion that Presstek, Inc. did not maintain effective internal control over financial reporting as of December 29, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: Material weaknesses related to a)  significant or non-routine transactions, b) revenue recognition, c) account reconciliations and journal entries, and d) inventory have been identified and included in Management’s Report on Internal Control over Financial Reporting.

/s/ KPMG LLP

Boston, Massachusetts
April 30, 2008